Exhibit 3.2

AMENDMENT NO. 3 TO THE BYLAWS
OF
AMERICAN REALTY CAPITAL PROPERTIES, INC.

The Bylaws of American Realty Capital Properties, Inc. (the “Bylaws”) are hereby amended as follows:

Every reference in the Bylaws to the name “American Realty Capital Properties, Inc.” is hereby deleted and replaced by “VEREIT, Inc.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of July 28, 2015